UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Recovery Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Recovery Energy, Inc.
1515 Wynkoop St., Suite 200
Denver, CO 80202

PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 10, 2011

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting of Stockholders to Be Held on
October 10,  2011:
This Proxy Statement, the form of proxy and our Annual Report on Form 10-K/A for the year ended December 31, 2010, including our consolidated financial statements, are available to you at www.recoveryenergyco.com.

To Our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Recovery Energy, Inc., at our offices located at 1515 Wynkoop Street, Suite 200, Denver, CO, at 10:00 a.m. (Denver, Colorado time) on Monday, October 10, 2011, or at any adjournment or postponement thereof, for the following purposes:

1. To elect four directors for a one year term expiring at the 2012 annual meeting of the stockholders, or until their successors are duly elected and qualified;

2.  To authorize our board of directors to implement a reverse stock split to help qualify for stock exchange listing.

3.  To amend and restate the articles of incorporation to authorize the board of directors to expressly determine the terms and conditions of the preferred stock;

4.  To amend and restate the articles of incorporation to add an article limiting the liability of the board of directors;

5.  To amend and restate the articles of incorporation to permit indemnification of directors, officers and certain other persons; and

6.  To transact such other business as may properly come before the meeting.

Details relating to the above matters are set forth in the attached proxy statement. All of Recovery’s stockholders of record as of the close of business on September 29, 2011 will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, you are urged to sign, date and promptly return the enclosed proxy. A reply card is enclosed for your convenience. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

This board of directors intends to send these proxy materials to stockholders on or about September 30, 2011.

By Order of the Board of Directors

Roger A. Parker
Chairman, Board of Directors

October 30, 2011

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

TABLE OF CONTENTS

Page
Proxy Solicitation	1
Who Can Vote	1
How You Can Vote	1
Revocation of Proxies	1
Required Votes	1
Voting Procedures	1
Costs of Proxy Solicitation	2
Admission to the Annual Meeting	2
Stockholder List	2
PROPOSAL 1: ELECTION OF DIRECTORS	2
Information Concerning the Nominees for Election as Directors	2
Recommendation of the Board of Directors	4
PROPOSAL 2: AUTHORIZATION FOR THE BOARD OF DIRECTORS TO IMPLEMENT A REVERSE STOCK SPLIT OF OUR COMMON STOCK	4
Purpose of the Reverse Stock Split to Help Qualify for Stock Exchange Listing	4
Potential Risks of the Reverse Stock Split to Help Qualify for Stock Exchange Listing	4
Principal Effects of a Reverse Stock Split to Help Qualify for Stock Exchange Listing	5
Material U.S. Federal Income Tax Considerations	6
Recommendation of the Board of Directors	6
PROPOSAL 3: AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO EXPRESSLY DETERMINE THE TERMS AND CONDITIONS OF THE PREFERRED STOCK	6
Potential Anti-Takeover Effect	7
Recommendation of the Board of Directors	7
PROPOSAL 4: AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION TO ADD ARTICLE LIMITING THE LIABILITY OF THE BOARD OF DIRECTORS AND OFFICERS	7
Recommendation of the Board of Directors	8
PROPOSAL 5: AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION TO ADD ARTICLE PROVIDING INDEMNIFICATION OF OFFICERS AND DIRECTORS AND CERTAIN OTHER PERSONS	8
Recommendation of the Board of Directors	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10
DIRECTORS AND EXECUTIVE OFFICERS	11
Compensation of Directors	11
Executive Compensation	12
The Board of Directors and Committees Thereof	13
Employment Agreements With Chief Executive Officer and Compensation of Chief Financial Officer	15
TRANSACTIONS WITH RELATED PERSONS	15
Conflict of Interest Policy	16
INDEPENDENT AUDIT FEES AND RELATED MATTERS	17
GENERAL INFORMATION	17
Section 16(a) Beneficial Ownership Reporting Compliance	17
Next Annual Meeting of Stockholders	17
OTHER BUSINESS	17
ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K/A	18

Proxy Solicitation

The board of directors of Recovery is soliciting proxies to be used at our annual meeting of stockholders to be held at 10:00 a.m. on Monday, October 10, 2011, at our offices located at 1515 Wynkoop Street, Suite 200, Denver, CO.  This proxy statement contains important information regarding Recovery’s annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

The board of directors intends to send these proxy materials to stockholders on or about September 30, 2011.

Who Can Vote

Stockholders of record at the close of business on September 29 2011, also referred to herein as the “record date,” may vote at the annual meeting. As of the record date, we had 63,417,414 issued and outstanding shares of common stock, which were held by approximately 32 record holders. If you hold shares in a stock brokerage account or by a nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. Your broker or nominee has enclosed a voting instruction card for you to use. You are urged to vote by proxy regardless of whether you attend the annual meeting.

How You Can Vote

You can vote your shares if you are represented by proxy or present in person at the annual meeting. If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares “FOR” the election of all nominees for director and as recommended by our board of directors with regard to all other matters.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the annual meeting by any of the following three methods:

•	by voting in person at the annual meeting;

•	by delivering to our corporate secretary, Christopher Barber, a written notice of revocation dated after the proxy; or

•	by delivering another proxy dated after the previous proxy.

Required Votes

Each share of common stock has one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for approval of the other proposals.

Voting Procedures

Votes cast by proxy or in person at the annual meeting will be counted by the persons we appoint to act as election inspectors for the annual meeting. Abstentions and broker non-votes (as described below) are each included in the determination of the number of shares present at the annual meeting for purposes of determining the presence of a quorum and are tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and except with respect to the election of directors, will have the same effect as negative votes. In the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

If your shares are held in the name of a broker and you do not return a proxy card, brokerage firms no longer have the authority to vote your non-voted shares in the election of directors.  Cumulative voting is not permitted in the election of directors.  Consequently, you are entitled to one vote for each share of Recovery common stock held in your name for as many persons as there are directors to be elected.

Costs of Proxy Solicitation

Recovery will bear the costs of soliciting proxies from its stockholders. Directors, officers and other employees of Recovery, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. Recovery will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

Admission to the Annual Meeting

If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Stockholder List

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the annual meeting and at our principal executive offices located at 1515 Wynkoop St., Suite 200, Denver, CO 80202 during normal business hours for a period of at least 10 days prior to the annual meeting.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our board of directors proposes that the four nominees described below, each of whom currently serves as a member of our board of directors, be elected for a term ending on the date of our 2012 annual meeting or until his or her successor is duly elected and qualified. It is the intention of the person named as proxy in the enclosed proxy to vote FOR the election of all such nominees.  James J. Miller, who is currently a member of the board of directors, has chosen not to stand for reelection at the annual meeting.

Each of the nominees has consented to serve as a director. If any director should become unavailable to serve as a director, our board of directors may designate a substitute nominee, or the number of directors that constitutes the full board of director may be reduced to eliminate the vacancy. In the event any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the board of directors may nominate. The term of our current directors expires at our 2011 annual meeting.

We seek directors with strong reputations and experience in areas relevant to our strategy and operations.  Each of the nominees for election as director holds or has held senior management positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, the nominees have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. We believe that each of the nominees has other key attributes that are critical to the composition of an effective board: integrity and demonstrated impeccable ethical standards, sound judgment, analytical skills, the ability to work together in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the board and its committees.

Information Concerning the Nominees for Election as Directors

Roger A. Parker:  President and Chief Executive Officer, Director and Chairman of Board of Directors.  Mr. Parker joined our board of directors as chairman in November, 2009. He has been in the exploration and production sector of the oil and gas business his entire career. In addition to other private entities, he led Delta Petroleum Corporation from May 1987 through May 2009 where he served as president from May 1987 to June 2005 and as chairman and ceo from July 2005 to May 2009. From May 2009 to November 2009, Mr. Parker invested privately in oil and gas ventures. He received a bachelor of science degree in mineral land management from the University of Colorado in 1983. He is a former board member of the Independent Petroleum Association of the Mountain States (IPAMS). He also serves on other community related boards including Denver Art Museum Board of Trustees, Boy Scouts of America – Denver Area Council Board of Trustees, Alliance for Choice in Education (ACE) Board of Trustees.

Director Qualifications:

•
Leadership Experience – Former chairman and ceo of Delta Petroleum, former board member of the Independent Petroleum Association of the Mountain States, service on other boards, bachelor of science degree in mineral land management from the University of Colorado.

•	Industry Experience – Extensive experience, including as a senior manager, in the exploration and production sector of the oil and gas industry.

Timothy N. Poster:  Director.  Mr. Poster joined our board of directors in June, 2010. He became executive vice president of strategy and development for Wynn Resorts (NASDAQ GS: WYNN) in September, 2011.  From November, 2010 through September, 2011 Mr. Poster was a partner in Fertitta Entertainment, a worldwide investment venture fund.  From July, 2008 through November, 2010 he was senior vice president of strategy and development for Wynn Las Vegas, a subsidiary of Wynn Resorts.  In 2000, Mr. Poster sold Travelscape.com, which he had founded and developed, to Expedia. In 2004, Mr. Poster acquired Golden Nugget Hotels & Casinos in Las Vegas and Laughlin, Nevada which he sold in 2005. Between selling the Golden Nugget in 2005 and joining Wynn Las Vegas in July, 2008, Mr. Poster managed his investments.   Mr. Poster received his bachelor's degree in finance from the University of Southern California in 1995.

Director Qualifications:

•
Leadership Experience – , Executive vice president for Wynn Resorts, former partner in Fertitta Entertainment, former owner of Golden Nugget Hotel & Casino, founder of Travelscape.com, Bachelors degree in finance from the University of Southern California.

•	Industry Experience – Personal investments in the oil and gas industry.

Conway J. Schatz:  Director.  Mr. Schatz joined our board of directors in June, 2010. Mr. Schatz currently serves as vice-president of Hexagon Investments, Inc., a Denver-based private equity firm, overseeing the energy and real estate investing. Mr. Schatz joined Hexagon in 1998. Prior to 1998, Mr. Schatz worked in the business advisory / audit division of Arthur Andersen, LLP, with client industries such as oil and gas, light manufacturing, financial services, real estate, cable and technology. Mr. Schatz also serves as a director and advisory committee member to a Colorado based real estate operating company, and a European real estate fund. Mr. Schatz became a certified public accountant in 1996, licensed in the state of Colorado. Mr. Schatz received dual bachelor of science degrees in finance and accounting from Minnesota State University in 1992, an executive masters of business administration from the Daniels College of Business at the University of Denver in 2001 and an executive masters of science in real estate development and construction management in 2010. Mr. Schatz's employer Hexagon is the lender on our three credit agreements with aggregate outstanding balances of approximately $20.2 million. Hexagon and its affiliates own 6,500,000 shares of our common stock and warrants to purchase 4,000,000 common shares (representing in the aggregate approximately 18% of our outstanding shares). Mr. Schatz is the designee of Hexagon under a stockholders' agreement among us, Hexagon and other stockholders pursuant to which the stockholders have agreed to vote in favor of Hexagon's designee for a seat on our board of directors.

Director Qualifications:

•
Leadership Experience – Vice-president of Hexagon Investments, director and advisory committee member to a real estate operating company and a European real estate fund, former consultant at Arthur Andersen, LLP,  dual bachelor of science degrees in finance and accounting from Minnesota State University, an executive masters of business administration from the Daniels College of Business at the University of Denver and an executive masters of science in real estate development and Construction Management.

•	Industry Experience – Experience overseeing energy investing at Hexagon Investments, former consulting work in oil and gas industry at Arthur Andersen.

W. Phillip Marcum:  Director Nominee.  Mr. Marcum joined our board of directors  in September, 2011. He has been a director of Houston Texas-based Key Energy Services (NYSE: KEG) since 1996.  Mr. Marcum was the non-executive chairman of the board of WellTech, Inc., an energy production services company, from 1994 until March 1996, when WellTech was merged into Key Energy Services. From January 1991 until April 2007, when he retired, he was chairman of the board, president and chief executive officer of PowerSecure International, Inc. (formerly known as Metretek Technologies, Inc., and prior to that, known as Marcum Natural Gas Services, Inc.).  He has been a principal in MG Advisors, LLC since April 2007.  Mr. Marcum also serves as chairman of the board of ADA-ES, a Denver, Colorado based company, and chairman of the board of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.), a West Lake Village, California based company. He holds a bachelor's degree in business administration from Texas Tech University.

Director Qualifications:

•
Leadership Experience – Chairman of the board, president and ceo of PowerSecure International, Inc., director of Key Energy Services, non-executive chairman of WellTech and chairman of the boards of ADA-ES and Applied Natural Gas Fuels.

•	Industry Experience – Extensive experience in oil and gas development stage and public companies at the entities and in the capacities described above.

Recommendation of the Board of Directors

Recovery’s board of directors recommends that you vote “FOR” each of the nominees for election to the board of directors.

PROPOSAL 2:
AUTHORIZATION FOR THE BOARD OF DIRECTORS TO IMPLEMENT A
REVERSE STOCK SPLIT TO HELP QUALIFY FOR STOCK EXCHANGE LISTING

Our board of directors has recommended that the shareholders authorize the board to implement a reverse stock split of our outstanding common stock to help qualify for stock exchange listing at a specific ratio and at such time to be determined by our board of directors in its sole discretion.  Approval of this proposal will give our board of directors sole discretion to elect, as it determines to be in our best interests, whether or not to implement the reverse stock split to help qualify for stock exchange listing and the exact timing of the reverse stock split.  Upon implementation of the reverse stock split to help qualify for stock exchange listing, the number of shares of our issued and outstanding common stock represented by the specific ratio approved by our board of directors will be automatically converted into one share of our common stock.  In deciding whether to implement the reverse stock split to help qualify for stock exchange listing and the specific ratio to be used, our board of directors will consider, among other things, (a) the market price of our common stock at such time, (b) the number of shares of our common stock that will be outstanding after the reverse stock split, (c) the stockholders' equity at such time, (d) the shares of common stock available for issuance in the future, and (e) the nature of our operations.

Purpose of the Reverse Stock Split to Help Qualify for Stock Exchange Listing

We hope to list our common stock on The Nasdaq Stock Exchange ("Nasdaq") or another national market or exchange such as The NYSE Amex Stock Exchange ("NYSE Amex") at some point in the future.  The Nasdaq listing standards require stocks to have minimum bid price of $4.00 per share at the time of the initial listing and NYSE Amex requires a minimum share price of $2.00 per share.  Our common stock has traded below $2.00 per share in recent months.  A reverse stock split would initially result in an increase in the price per share of our common stock and would substantially reduce the risk that Nasdaq, NYSE Amex or another exchange would decline to list our common stock on the basis of failure to meet the exchange's minimum stock price.

The board of directors also believes that an increased stock price may encourage investor interest and improve the marketability and liquidity of our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices can make the processing of trades in low-priced stocks economically unattractive to brokers and investors.  The board believes that the anticipated higher market price resulting from a reverse stock split to help qualify for stock exchange listing may reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage firms described above.  Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Potential Risks of the Reverse Stock Split to Help Qualify for Stock Exchange Listing

If the board of directors were to effect a reverse stock split to help qualify for stock exchange listing, there can be no assurance that the bid price of the common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split.  Further, a reverse stock split in itself, or our stock price staying above an exchange's minimum share price alone, will not guarantee that we will achieve listing of our common stock on Nasdaq, NYSE Amex or any other market.

Additionally, the liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split to help qualify for stock exchange listing.  Although the board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split to help qualify for stock exchange listing will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our common stock.

Principal Effects of the Reverse Stock Split to Help Qualify for Stock Exchange Listing

Common Stock

After the effective date of the reverse stock split to help qualify for stock exchange listing, each stockholder will own fewer shares of our common stock.  However, the reverse stock split to help qualify for stock exchange listing will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share that is rounded up as described below.  Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the reverse stock split to help qualify for stock exchange listing other than as a result of the rounding up of fractional shares.  Further, the number of stockholders of record will not be affected by the reverse stock split to help qualify for stock exchange listing.

A reverse stock split to help qualify for stock exchange listing is likely to result in some stockholders owning "odd-lots" of fewer than 100 shares of common stock.  Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on "round-lots" of even multiples of 100 shares.  A reverse stock split to help qualify for stock exchange listing would not change the number of authorized shares of the common stock as designated by our articles of incorporation.  Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase.

These additional shares of common stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock.  We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities.  If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted.  Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our common stock for such purposes.

The action to authorize a reverse stock split to help qualify for stock exchange listing has been prompted solely by the business considerations discussed in the preceding paragraphs.  Nevertheless, the additional shares of common stock that would become available for issuance if a reverse stock split to help qualify for stock exchange listing is effected could also be used by our management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.  For example, without further stockholder approval, the board of directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors.  The board of directors is not aware of any pending takeover or other transactions that would result in a change in control of the company, and the proposal was not adopted to thwart any such efforts.

Warrants and Convertible Notes

In addition, all outstanding warrants to purchase shares of our common stock and notes convertible into our common notes would be adjusted as a result of any reverse stock split to help qualify for stock exchange listing, as required by the terms of those securities.  In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split to help qualify for stock exchange listing.

Fractional Shares

No fractional shares of our common stock will be issued as a result of the proposed reverse stock split to help qualify for stock exchange listing.  In lieu of issuing fractional shares, we will round fractions up to the nearest whole share.

Implementation and Exchange of Stock Certificates

As of the effective date of the reverse stock split to help qualify for stock exchange listing, if implemented by our board of directors, each certificate representing shares of our common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the company after the effective date until they surrender their old stock certificates for exchange.

If our board of directors implements the reverse stock split to help qualify for stock exchange listing, our transfer agent, Corporate Stock Transfer, Inc., will act as the exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective date, stockholders and holders of securities exercisable for our common stock would be notified of the effectiveness of the reverse stock split to help qualify for stock exchange listing.  Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split.  Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their shares.  No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent.  Until surrender, each certificate representing shares before the reverse stock split to help qualify for stock exchange listing would continue to be valid and would represent the adjusted number of shares based on the ratio of the reverse stock split. Stockholders should not destroy any stock certificates and should not submit any certificates until they receive a letter of transmittal.

Material U.S. Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE U.S. INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY FEDERAL TAX ADVICE CONTAINED IN THIS INFORMATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR PURPOSES OF (I) AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR (II) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TRANSACTION OR TAX-RELATED MATTER ADDRESSED HEREIN.  YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE FOR YOURSELF THE TAX EFFECTS OF THE REVERSE STOCK SPLIT, IF ANY, INCLUDING SUCH TAX EFFECTS UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

The following discussion sets forth the anticipated material U.S. federal income tax consequences that management believes will apply to us and our stockholders who are U.S. holders at the effective time of the reverse stock split to help qualify for stock exchange listing.  This discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split to help qualify for stock exchange listing, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock.  Furthermore, no foreign, state or local tax considerations are addressed herein.  For this purpose, a U.S. holder is a stockholder that is:  (a) a citizen or resident of the United States, (b) a domestic corporation, (c) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

The following discussion is not binding on the Internal Revenue Service.  The following discussion is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect.  Holders of shares of the common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the reverses stock split to help qualify for stock exchange listing, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

No gain or loss should be recognized by a stockholder upon his or her exchange of pre-reverse stock split shares for post-reverse stock split shares.  The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor.  The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The company should not recognize any gain or loss as a result of the reverse stock split to help qualify for stock exchange listing.

Recommendation of the Board of Directors

Recovery’s board of directors recommends that you vote “FOR” this proposal to authorize the board to implement a reverse stock split to help qualify for stock exchange listing.

PROPOSAL 3:
AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION
TO AUTHORIZE THE BOARD OF DIRECTORS TO EXPRESSLY DETERMINE
THE TERMS AND CONDITIONS OF THE PREFERRED STOCK

Our board of directors proposes to amend the articles of incorporation to authorize Recovery’s board of directors to expressly determine the terms and conditions of Recovery’s 10,000,000 shares of unissued preferred stock without obtaining separate stockholder approval, commonly known as “blank check” preferred stock.  Approval of this proposal allows Recovery to utilize the preferred stock in the future for the acquisition of assets, to acquire interests in other companies, to raise capital or for debt financing.  Recovery does not have any present plans or intention for authorizing or issuing any preferred stock.  A future investor may desire certain terms and conditions for the capital to be invested which can best be met through the authorization and issuance of shares of preferred stock.  These terms and conditions may be superior to those afforded to stockholders of common stock of Recovery.  The terms of the preferred shares cannot be stated or estimated because no offering is presently contemplated. The terms of the preferred shares to be issued, if any, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the board of directors at the time of issuance.

Proposal 3 would amend our articles of incorporation for the purpose of adding the following provision with respect to the 10,000,000 shares of preferred stock:

The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the Nevada Revised Statutes.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Potential Anti-Takeover Effect

Although, under certain circumstances, this kind of stock can have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Recovery with another company), the current proposal is not being undertaken in response to any effort of which the board of directors is aware to accumulate shares of the common stock or obtain control of Recovery.  The board of directors does not currently contemplate the adoption of any other amendments to the articles of incorporation that could be construed to affect the ability of third parties to take over or change control of Recovery.

Authorized but unissued shares of preferred stock would be available for future issuance without our stockholders’ approval.  These additional shares may be utilized for a variety of corporate purposes including, but not limited to, acquisition of assets, to acquire interests in other companies, to raise capital or for debt financing.  The issuance of such shares may also be used to deter a potential takeover of Recovery that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Recovery’s board of directors’ desires at that time. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

Recommendation of the Board of Directors

Recovery’s board of directors recommends that you vote “FOR” this proposal to amend and restate the articles of incorporation to authorize the board of directors to expressly determine the terms and conditions of the preferred stock.

PROPOSAL 4:
AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION
TO ADD ARTICLE LIMITING THE LIABILITY OF THE BOARD OF DIRECTORS AND OFFICERS

The board of directors proposes to add an article limiting the liability of the board of directors in accordance with the minimum liability provided for in the Nevada Revised Statutes.  The current articles do not contain any such limitation. Such a provision is considered a requirement for Recovery to retain and recruit qualified directors.  The members of the board of directors and our officers have a personal interest in seeing that the indemnification provisions are included as a part of the proposed amended and restated articles of incorporation.  Recovery believes that any potential new directors would prefer to see such a provision explicitly stated in the articles of incorporation.

The inclusion of these provisions could operate to the potential disadvantage of our stockholders.  For example, their inclusion may have the effect of reducing the likelihood of our recovering monetary damages from directors and officers as a result of derivative litigation against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.  In addition, if the limitation on liability provision is part of the amended and restated articles of incorporation, our stockholders will forego potential causes of action for breach of duty of care involving grossly negligent business decisions, including those relating to attempts to a change of control.

Further, under the proposed amended and restated articles of incorporation with respect to limiting liability of our directors and officers under certain conditions, neither any amendment or repeal of these provisions nor the adoption of any inconsistent provision of our articles of incorporation will eliminate or reduce the effect of these provisions in respect of any matter occurring, or any action, suit or proceeding accruing or arising or that, but for these provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Proposal 4 would amend our articles of incorporation for the purpose of adding provisions for limiting liability of our directors and officers under certain circumstances, including that:

•
no director or officer will be individually liable to us, our stockholders or our creditors for any money damages as a result of any breach of fiduciary duty in his capacity as a director or officer; provided, that the foregoing clause will not apply to any liability of a director or officer for any act or failure to act for which Nevada law proscribes this limitation and then only to the extent that this limitation is specifically proscribed,

•	any repeal or modification of the foregoing provision will not adversely affect any right or protection of a director existing at the time of such repeal or modification,

•
with respect to the limitation of liability of our directors and officers, neither any amendment or repeal of these provisions nor the adoption of any inconsistent provision of our articles of incorporation will eliminate or reduce the effect of these provisions in respect of any matter occurring, or any action, suit or proceeding accruing or arising or that, but for these provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 78.138(7) of the Nevada Revised Statues provides, with limited exceptions, or unless the articles of incorporation or an amendment thereto provide for greater individual liability, that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

•      his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and

•      his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” this proposal to amend and restate our articles of incorporation to contain provision for limiting liability of our directors and officers under certain circumstances.

PROPOSAL 5:
AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION
TO ADD ARTICLE PROVIDING INDEMNIFICATION OF OFFICERS AND
 DIRECTORS AND CERTAIN OTHER PERSONS

The board of directors proposes to add provisions for indemnification of officers, directors and certain other persons under certain circumstances to the maximum extent permitted under applicable Nevada law.  The current articles of incorporation do not contain any provision for indemnification. Such a provision is considered a requirement for Recovery to retain and recruit qualified directors.  The members of the board of directors and our officers have a personal interest in seeing that the indemnification provisions are included as a part of the proposed amended and restated articles of incorporation.  Recovery believes that any potential new directors would prefer to see such a provision explicitly stated in the articles of incorporation.

The inclusion of these provisions could operate to the potential disadvantage of our stockholders.  For example, their inclusion may have the effect of reducing the likelihood of our recovering monetary damages from directors and officers as a result of derivative litigation against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our current amended and restated bylaws include provisions for indemnification of our directors, officers and certain other persons, to the fullest extent permitted by applicable Nevada law and may only be amended by the vote of the board of directors.  If we adopt these provisions in our amended and restated articles of incorporation, these provisions may only be amended by the vote of our stockholders.

Further, under this proposal, neither any amendment or repeal of these provisions nor the adoption of any inconsistent provision of our articles of incorporation will eliminate or reduce the effect of these provisions in respect of any matter occurring, or any action, suit or proceeding accruing or arising or that, but for these provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

•      is not liable pursuant to Nevada Revised Statues 78.13 8, or

•
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

•	is not liable pursuant to Nevada Revised Statutes 78.138, or

•	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

1.  Any discretionary indemnification pursuant to Nevada Revised Statues 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

•	by the stockholders,

•	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to Nevada Revised Statues 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under / the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered / by a court pursuant to Nevada Revised Statues 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Recommendation of the Board of Directors

The Board of Directors Recommends a Vote “FOR” this proposal to amend and restate our articles of incorporation to contain provisions for permitting indemnification of our directors, officers and certain other persons, to the maximum extent permitted by applicable Nevada law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of September 27, 2011 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock.  Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Recovery Energy, 1515 Wynkoop Street, Suite 200, Denver, Colorado 80202.

Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class Beneficially Owned
Directors and Executive Officers

Roger A. Parker, Chief Executive Officer and Chairman of Board of Directors	5,500,000(1)	8.7%

A. Bradley Gabbard, Chief Financial Officer	400,000(1)	0.6%

James J. Miller, Director	200,000(2)	0.3%

Conway J. Schatz, Director	150,000(2)	0.2%

Timothy N. Poster, Director	500,000(2)	0.8%

W. Phillip Marcum (3)	0	0%

Officers and directors as a group (five persons)	6,750,000	10.7%

Hexagon Investments, LLC	10,500,000(4)	15.7%

Labryinth Enterprises LLC	10,500,000(4)	15.7%

Reiman Foundation	10,500,000(4)	15.7%

Edward Mike Davis, L.L.C. (5)	12,061,667	19.1%

Steven B. Dunn and Laura Dunn Revocable Trust	3,891,701(6)	%

Beau 8, LLC	3,891,701(6)	%

Winston 8, LLC	3,891,701(6)	%

(1)	These shares are subject to vesting as described under "Management - Executive Compensation".
(2)
Pursuant to their director appointment agreements, Recovery Energy issued Mr. Miller 200,000 shares of our common stock, Mr. Schatz 150,000 shares of our common stock and Mr. Poster 500,000 shares of our common stock. These shares are subject to vesting as described under "Management - Executive Compensation".

(3)	Mr. Marcum joined our board on September 9, 2011.
(4)
Includes (i) 5,000,000 shares owned by Hexagon Investments, LLC, (ii) 2,000,000 shares underlying warrants held by Hexagon Investments for $2.50 per share exercisable at any time through April 14, 2015, (iii) 1,000,000 shares underlying warrants held by Hexagon Investments for $1.50 per share exercisable at any time through May 24, 2015, (iv) 1,000,000 shares underlying warrants held by Hexagon Investments for $1.50 per share exercisable at any time through January 1, 2016; (v) 516,032 shares owned by Labryinth Enterprises LLC, which is controlled by Scott J. Reiman and (vi) 983,968 shares owned by Reiman Foundation, which is controlled by Scott J. Reiman. Mr. Reiman is President of Hexagon Investments.

(5)	Edward Mike Davis has sole voting control over Edward Mike Davis, L.L.C.
(6)
Includes (i) 3,196,035 shares owned by Steven B. Dunn and Laura Dunn Revocable Trust, (ii) 347,833 shares owned by Beau 8, LLC and (iii) 347,833 shares owned by Winston 8, LLC.  Steven B. Dunn and Laura Dunn, mailing address 16689 Schoenborn Street, North Hills, CA 91343, are trustees of the Trust and also share voting and dispositive power with respect to the shares owned by the LLCs.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of the persons who are our directors and named executive officers as of the date of this proxy statement:

Name	Age	Position
Roger A. Parker	49	Chief Executive Officer, President, Director, Chairman of Board of Directors
A. Bradley Gabbard	56	Chief Financial Officer
W. Phillip Marcum	67	Director
James J. Miller	33	Director
Timothy N. Poster	42	Director
Conway J. Schatz	40	Director

Directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director’s successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. None of the above individuals has any family relationship with any other. It is expected that our board of directors will elect officers annually following each annual meeting of stockholders.

Biographies for Mr. Parker and the other members of our current board of directors are set forth above in proposal 1. Based on the Nasdaq rules, our independent directors are Mr. Marcum, Mr. Miller, Mr. Poster and Mr. Schatz.  Mr. Gabbard's biography is below.

A. Bradley Gabbard: Chief Financial Officer. Mr. Gabbard became our chief financial officer in July 2011. He has 35 years’ experience in the management and operations of energy and oil and gas companies. Prior to coming to Recovery Energy, he served as an officer of Applied Natural Gas Fuels, Inc., serving from September 2009 to May 2010 as vice-president—special projects, and from May 2010 through June 2011 as chief financial officer. From April 2007 through September 2009, Mr. Gabbard provided management and financial consulting services to companies involved in the oil and gas and energy related businesses. From 1991 to April 2007, Mr. Gabbard co-founded and served as chief financial officer, executive vice president and a director of PowerSecure International, Inc. (f/k/a Metretek Technologies, Inc.), a developer of energy and smart grid solutions for electric utilities, and their commercial, institutional, and industrial customers. Mr. Gabbard received a bachelor of accountancy degree from the University of Oklahoma in 1977, and is a CPA.

Compensation of Directors

The table below sets forth the compensation earned by our non-employee directors during the 2010 fiscal year. There were no non-equity incentive plan compensation, stock options, change in pension value or any non-qualifying deferred compensation earnings during the 2010 fiscal year. All amounts are in dollars.

Name	Year	Fees Earned or Paid in Cash Compensation	Stock Awards	All Other Compensation	Total
Roger A. Parker(1)	2010	-0-	-0-	$30,000(1)	$30,000
	2009	-0-	$5,250,000	$11,250(1)	$3,511,250
James J. Miller	2010	$15,000	$285,000	-0-	$300,000
	2009	$1,250	$70,000	-0-	$71,250
Timothy N. Poster	2010	$5,000	$565,000	-0-	$570,000
	2009	-0-	-0-	-0-	-0-
Conway J. Schatz	2010	$10,000	$169,500	-0-	$179,650
	2009	-0-	-0-	-0-	-0-

(1)  Reflects payment to Mr. Parker of the expense reimbursement described below prior to becoming our chief executive officer in May, 2010.

We have entered into independent director agreements with four of our non-employee directors.  We expect to enter into an agreement with Mr. Marcum in the near future.

James J. Miller.  We entered into an independent director agreement with Mr. Miller in November, 2009 which was amended and restated in December, 2009, February, 2010 and again in May, 2010.  Mr. Miller receives an annual fee of $10,000, payable quarterly, for serving on our board of directors.  Mr. Miller received a grant of 200,000 shares of our common stock.  101,666 of the shares vested on January 1, 2011, 15,000 shares vested on April 1, 2011, 15,000 shares will vest on each of July 1 and September 1, 2011, and 26,667 shares will vest on each of January 1, 2012 and January 1, 2013.  The shares fully vest upon a change of control.  Mr. Miller's agreement permits Mr. Miller to engage in other business activities in the energy industry, some of which may be in conflict with the best interests of Recovery Energy, and also states that if Mr. Miller becomes aware of a business opportunity, he has no affirmative duty to present or make such opportunity available to us.

Timothy N. Poster.  We entered into an independent director agreement with Mr. Poster in June, 2010.  Mr. Poster receives an annual fee of $10,000, payable quarterly, for serving on our board of directors.  Mr. Poster received a grant of 500,000 shares of our common stock, 50% of which vested on January 1, 2011 and the other 50% will vest on January 1, 2013.  The shares fully vest upon a change of control or termination of Mr. Poster's services as a director by Recovery Energy other than for cause.  Mr. Poster's agreement permits Mr. Poster to engage in other business activities in the energy industry, some of which may be in conflict with the best interests of Recovery Energy, and also states that if Mr. Poster becomes aware of a business opportunity, he has no affirmative duty to present or make such opportunity available to us.

Conway J. Schatz.  We entered into an independent director agreement with Mr. Schatz in June, 2010.  Mr. Schatz receives an annual fee of $10,000, payable quarterly, for serving on our board of directors.  Mr. Schatz received a grant of 150,000 shares of our common stock, 50,000 of which vested on January 1, 2011 and 50,000 of which will vest on each of January 1, 2012 and 2013.  The shares fully vest upon a change of control or termination of Mr. Schatz's services as a director by Recovery Energy other than for cause.  Mr. Schatz's agreement permits Mr. Schatz to engage in other business activities in the energy industry, some of which may be in conflict with the best interests of Recovery Energy, and also states that if Mr. Schatz becomes aware of a business opportunity, he has no affirmative duty to present or make such opportunity available to us.

We pay additional compensation of $10,000 per year (payable quarterly) to the chairman of our audit and compensation committees (currently Mr. Schatz and Mr. Miller, respectively).

Executive Compensation

Executive compensation for fiscal 2010

The compensation earned by our executive officer for fiscal 2010 consisted of base salary and long-term incentive compensation consisting of awards of stock grants.

Summary compensation table

The table below sets forth compensation paid to our executive officers for the 2010 and 2009 fiscal years. There were no non-equity incentive plan compensation, stock option awards, change in pension value or any non-qualifying deferred compensation earnings during fiscal 2010 or 2009. The amounts in the table are in dollars. In May 2010 Roger A. Parker became our chief executive officer and Jeffrey A. Beunier became our president and chief financial officer.  Mr. Beunier resigned in April, 2011.

Name and principal position	Year	Salary		Bonus	Stock Awards		Other compensation	Total
Roger A. Parker (chief executive officer since May 1, 2010)	2010 2009		$160,000 -0-	-0-(1) -0-		$3,375,000(5) -0-	$851,040(2)(3) -0-		$4,486,040 -0-

Jeffrey A. Beunier (chief executive officer from September 1, 2009 to April 30, 2010; president and chief financial officer from May 1, 2010 to April 11, 2011)	2010 2009	$ $	216,666 50,769	50,000(1) -0-	$ $	855,490(4) 719,510(4)	$791,040(3) -0-	$ $	1,739,085 770,279

Lanny M. Roof (chief executive officer and chief financial officer until September 20, 2009) (6)	2010 2009		$-0- -0-	-0- -0-		-0- -0-	-0- -0-		-0- -0-

(1)	No year end bonus has been determined for 2010; in connection with Mr. Beunier's resignation we agreed that he would receive the same 2010 bonus amount as awarded to Mr. Parker, if any.
(2)	Reflects payment to Mr. Parker of $60,000 of expense reimbursement included in his employment agreement since becoming our chief executive officer in May, 2010.
(3)
Reflects overriding royalty interests of $791,040 awarded to each of Mr. Parker and Mr. Beunier pursuant to their employment agreements, which have since been amended to eliminate future override royalty interest awards.

(4)
Mr. Beunier was granted 464,200 and 1,635,800 shares of our common stock in 2009 and 2010, respectively, pursuant to his employment agreement.  We recognized $82,068 and $1,181,396 of compensation expense in 2009 and 2010, respectively, for these shares.

(5)
Mr. Parker was granted 1,000,000 and 4,500,000 shares of our common stock in 2009 and 2010, respectively, pursuant to his employment agreement.  We recognized $5,671,955 of compensation expense for these shares in 2010 since becoming our chief executive officer.

(6)	Mr. Roof resigned as our chief executive officer and chief financial officer on September 21, 2009. Mr. Beunier became our chief executive officer and chief financial officer on that date.

The Board of Directors and Committees Thereof

Our board of directors conducts its business through meetings and through its committees. Our board of directors held six meetings in 2010, which all directors attended.  Our policy regarding directors’ attendance at the annual meetings of stockholders is that all directors are expected to attend, absent extenuating circumstances.

Affirmative determinations regarding director independence and other matters

Our board of director follows the standards of independence established under the Nasdaq rules in determining if directors are independent and has determined that W. Phillip Marcum, James J. Miller, Timothy N. Poster and Conway J. Schatz are “independent directors” under those rules.  No independent director receives, or has received, any fees or compensation from the company other than compensation received in his or her capacity as a director. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the board of directors in determining that any of the directors are independent.

Committees of the board of directors

Pursuant to our amended and restated bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors has established a compensation committee. The membership and function of the compensation committee is described below.

Compensation committee

Our compensation committee currently consists of Mr. Marcum, Mr. Miller, Mr. Poster, and Mr. Schatz.  Mr. Miller is chair of the compensation committee.   The compensation committee did not meet during 2010.  The compensation committee reviews, approves and modifies our executive compensation programs, plans and awards provided to our directors, executive officers and key associates. The compensation committee  also reviews and approves short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the committee reviews our compensation and benefit philosophy, plans and programs on an as-needed basis. In reviewing our compensation and benefits policies, the compensation committee may consider the recruitment, development, promotion, retention, compensation of executive and senior officers of Recovery Energy, trends in management compensation and any other factors that it deems appropriate.  The compensation committee may engage consultants in determining or recommending the amount of compensation paid to our directors and executive officer.  The compensation committee is governed by a written charter that will be reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.recoveryenergyco.com under “Investor Relations.”

Compensation committee interlocks and insider participation

None of the members of the compensation committee is or has been a company officer or employee. None of our executive officers currently serves or has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of another entity, one of whose executive officer serves or served as one of our directors or on our compensation committee.

Audit committee

We did not have an audit committee until June, 2010 because we did not have enough independent directors to form a committee. We established an audit committee in June 2010, consisting of Mr. Miller, Mr. Poster and Mr. Schatz, with Mr. Schatz serving as chair.   Mr. Marcum joined the audit committee upon his appointment to the board in September, 2011.  We believe that Mr. Schatz, who is chair of our audit committee, meets the Securities and Exchange Commission's definition of an audit committee financial expert.

Communications with the board of directors

Stockholders may communicate with our board of directors or any of the directors by sending written communications addressed to the board of directors or any of the directors, Recovery Energy, Inc., 1515 Wynkoop Street, Suite 200, Denver, CO 80202, Attention: Corporate Secretary. All communications are compiled by the corporate secretary and forwarded to the board or the individual director(s) accordingly.

Nomination of directors

Our board of directors has not established a nominating committee because the board believes that it is unnecessary in light of the board’s small size. In the event that vacancies on our board of directors arise, the board considers potential candidates for director, which may come to the attention of the board through current directors, professional executive search firms, stockholders or other persons. The board will consider candidates recommended by stockholders if the names and qualifications of such candidates are submitted in writing in accordance with the notice provisions for stockholder proposals set forth under the caption “General Information — Next Annual Meeting of Stockholders” in this proxy statement to our corporate secretary, Recovery Energy, Inc., 1515 Wynkoop Street, Suite 200, Denver, CO 80202, Attention: Corporate Secretary. The board considers properly submitted stockholder nominations for candidates for the board of directors in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the board and the materials provided by a stockholder to the corporate secretary for consideration of a nominee for director are forwarded to the board. All candidates are evaluated at meetings of the board. In evaluating such nominations, the board seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the board of directors. The board considers candidates with excellent decision-making ability, business experience, personal integrity and reputation. Our management recommended our incumbent directors for election at our 2011 annual meeting. We did not receive any other director nominations.

Code of conduct

Our board of directors has adopted a code of conduct that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of conduct codifies the business and ethical principles that govern all aspects of our business. A copy of our code of conduct is available on our website at www.recoveryenergyco.com under “Investor Relations” and “Corporate Governance.” We undertake to provide a copy of our code of conduct to any person, at no charge, upon a written request. All written requests should be directed to: Recovery Energy, Inc., 1515 Wynkoop Street, Suite 200, Denver, CO 80202, Attention: Corporate Secretary.

Board leadership structure

The board’s current leadership structure does not separate the positions of chairman and principal executive officer. The board has determined our leadership structure based on factors such as the experience of the applicable individuals, the current business and financial environment faced by Recovery, particularly in view of its financial condition and industry conditions generally and other relevant factors. After considering these factors, we determined that not separating the positions of chairman of the board and principal executive officer is the appropriate leadership structure at this time. The board, through the chairman and the chief executive officer, is currently responsible for the strategic direction of the company. The chief executive officer is currently responsible for the day to day operation and performance of the company.  The board feels that this provides an appropriate balance of strategic direction, operational focus, flexibility and oversight.

The board’s role in risk oversight

It is management’s responsibility to manage risk and bring to the board's attention any material risks to the company. The board has oversight responsibility for Recovery's risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Employment Agreement with Chief Executive Officer and Compensation of Chief Financial Officer

We have an employment agreement with Mr. Parker.  Under his employment agreement Mr. Parker receives an annual base salary of $240,000 and is eligible for an annual cash bonus based on performance goals that may include targets related to earnings before interest taxes, depreciation and amortization, hydrocarbon production level, and hydrocarbon reserve amounts, with a targeted bonus of no less than $100,000 (with board approval).  Mr. Parker also receives a monthly, non-accountable expense reimbursement of $7,500 for expenses related to company business. Mr. Parker has received grants totaling 5,500,000 shares of our common stock, 100,000 of which vested on January 1, 2011 and the remainder of which vest on January 15, 2012.  The shares vest immediately upon a change of control or if Mr. Parker's services as chief executive officer and board chairman are terminated other than for cause or by Mr. Parker. Mr. Parker's agreement permits Mr. Parker to engage in other business activities in the energy industry as long as such activities do not unreasonably or materially interfere with the performance of Mr. Parker’s duties for the Company.

Mr. Gabbard receives an annual salary of $175,000, and was granted 400,000 shares of the Company’s common stock. 50,000 shares vested immediately, and the balance will vest according to the following schedule: 116,666 shares on November 1, 2011, 116,667 shares on November 1, 2012, and 116,667 shares on November 1, 2013.

TRANSACTIONS WITH RELATED PERSONS

During fiscal year 2010 through the date of this report, we have engaged in the following transactions with related parties:

Edward Mike Davis. We have acquired most of our oil and gas properties from Edward Mike Davis, L.L.C. and Spottie, Inc., both owned by Edward Mike Davis. We paid for these acquisitions in a combination of cash and stock. As a result of these transactions, the Davis entities received an aggregate of 13,166,667 shares of our common stock. As of September 8 2011 the Davis entities own 12,061,667 shares of our common stock (representing 19.1% of our outstanding shares). The Davis entities were not a related party prior to these transactions. The specific transactions with the Davis entities are:

●
The Wilke Field acquisition agreement entered into in  December 2009, which did not close. The agreement provided for a purchase price of $2,200,000 and 1,550,000 shares of common stock. 1,450,000 shares were given as a non-refundable deposit.

●
The Wilke Field acquired in January 2010, for $4,500,000 in cash effective as of January 1, 2010. Included in the acquisition were seven producing wells and a 50% working interest in two development prospects located in Nebraska and Colorado.

●	The Albin Field acquired in March 2010, for $6,000,000 cash and 550,000 shares of our common stock which we valued at approximately $412,500. Included in the acquisition were four producing wells.
●
The State Line Field acquired in April 2010, for $15,000,000 cash and 2,500,000 shares of our common stock which we valued at approximately $1,875,000. Included in the acquisition were six producing wells and interests in 1240 acres.

●
Approximately 60,000 acres located in Banner and Kimball Counties, Nebraska and Laramie and Goshen Counties, Wyoming acquired in May, 2010 for $20,000,000 cash and 2,000,000 shares of our common stock which we valued at $1,500,000.

●
Approximately 33,800 net acres located in Laramie County and Goshen County, Wyoming, and Banner County, Kimball County, and Scotts Bluff County, Nebraska, and rights below the base of the Greenhorn on approximately 23,000 net acres in Laramie County and Goshen County, Wyoming, and Banner County and Kimball County, Nebraska, acquired in December, 2010.  These properties were undeveloped with no proved reserves or production. The purchase price was $8,000,000 in cash which was due to the sellers on or before December 20, 2010.  We issued 6,666,667 shares of our common stock as security against the cash payment, which were to be returned to us upon the cash payment.  We did not make the cash payment and the Davis entities kept the 6,666,667 shares of common stock.

●
In November 2010, we completed a well located on a 640 acre oil and gas lease in Arapahoe County, Colorado known as Comanche Creek. We acquired 50% interests in this prospect and the Omega prospect in January 2010 from the Davis entities as part of the Wilke acquisition. We acquired an additional 12.5% working interest in the Comanche Creek prospect in June 2010 from Davis in exchange for a 1% overriding royalty interest on our existing 50% working interest, resulting in us owning a 62.5% working interest. The remaining 37.5% working interest is split between Davis and Timothy N. Poster, a member of our board of directors, with Davis holding 12.5% and Mr. Poster holding 25% of the working interest. The operations of the well are covered by a joint operating agreement and will require both Davis and Mr. Poster to pay their proportionate share of operating costs as well as an overhead/operating fee to us.

Hexagon Investments, LLC.  We financed the majority of our acquisitions with loans from Hexagon Investments, LLC.  We issued an aggregate of 5,000,000 shares of our common stock (representing 8.0% of our outstanding shares) and 4,000,000 warrants to purchase common stock in connection with these financings.  As of September 30, 2011 Hexagon Investments held all of these shares and warrants.  Hexagon Investments also has the right to designate one member of our board of directors pursuant to a stockholders agreement, currently Conway Schatz.  Hexagon Investments was not a related party prior to these loans.  The specific transactions with Hexagon Investments are:

●
$4,500,000 loan in January 2010, to finance the purchase of the Wilke Field properties. The loan bears annual interest of 15%, will mature on September 1, 2012 and is secured by mortgages on the Wilke Field properties. Hexagon Investments received 1,000,000 shares of our common stock in connection with the financing which we valued at approximately $2,250,000.

•
$6,000,000 loan in March 2010, to finance the cash portion of the purchase price for the Albin Field properties. The loan bears annual interest of 15%, will mature on September 1, 2012 and is secured by mortgages on the Albin Field properties. In connection with the financing Hexagon Investments received 750,000 shares of our common stock which we valued at approximately $562,500 and a one-half percent overriding royalty in the leases and wells acquired which we valued at $175,322.

•
$15,000,000 loan in April 2010, to finance the cash portion of the purchase price for the Laramie County, Wyoming purchases.  The loan bears annual interest of 15%, will mature on September 1, 2012 and is secured by a mortgage on the acquired property. In connection with the financing Hexagon Investments received 3,250,000 shares of our common stock which we valued at approximately $2,437,500, a warrant to purchase 2,000,000 shares of our common stock exercisable at $2.50 per share which we valued at approximately $184,589 and one percent overriding royalty in the leases and wells acquired which we valued at $184,589.

•
In connection with the May 2010, acquisition of 60,000 acres from the Davis entities, we issued Hexagon Investments a five year warrant to purchase 1,000,000 shares of our common stock at $1.50 per share which we valued at approximately $369,153 as compensation for amendments to our credit agreements and agreed that if the loans were not repaid in full on or before January 1, 2011 we would issue Hexagon Investments a second five year warrant to purchase 1,000,000 shares of our common stock at $1.50 per share The loans remain outstanding, on January 1, 2011 and the warrant was issued to Hexagon which we valued at approximately $1,049,095.

•
In November 2010, we entered into a Put Option Agreement with Grandhaven Energy, LLC whereby Grandhaven Energy has the right to require us to purchase for up to $2,400,000 25% of certain overriding royalty interests in undeveloped oil and gas leasehold in Laramie County it and several other purchasers acquired from the Davis entities.  The put option was exercisable until March 31, 2011 and expired unexercised.  Grandhaven Energy is an affiliate of Hexagon Investments.

•	In December 2010, the maturity date of the Hexagon Investments loans was extended to September 1, 2012. We did not pay any consideration for the extension.

Matthew Jennings.  In May 2010, we sold our two medium depth drilling rigs to Resource Energy, Inc., an entity controlled by Mathew Jennings, for $100,000 in cash and a $600,000 note.

The note bears interest at an annual rate of prime plus 1%. Interest is payable quarterly, commencing June 30, 2010. Principal payments are due quarterly in eight equal payments commencing on June 30, 2011 and ending on June 30, 2013. Resource Energy has not made any of the scheduled payments on the note and, for financial reporting purposes, we have fully written off this note to bad debt expense, even though we continue to pursue collection. As of May 31, 2011, Mr. Jennings and entities control by Mr. Jennings owned approximately 2,958,334 or 4.7% of our outstanding common stock.

TRW Exploration. In December 2010, we entered into an acquisition and development agreement with TRW Exploration, LLC whereby TRW Exploration paid us $2,000,000 and a 40% carried interest in two horizontal wells for approximately 2,200 net acres in Laramie County, Wyoming. TRW Exploration is required to fund the drilling and completion costs of two horizontal wells on the lands covered by the leases, up to $3,500,000 per well. Costs above $3,500,000 per well shall be shared in accordance with the parties respective interests in the leased lands. We are required to use commercially reasonable efforts to commence the first of these wells on the lands covered by the leases by March 31, 2011 and to use commercially reasonable efforts to commence the second well within 180 days of completion of the first well. TRW Exploration is owned by several of our shareholders who own less than 5% of our outstanding shares.

Conflict of Interest Policy

We have a corporate conflict of interest policy that prohibits conflicts of interests unless approved by the board of directors. Our board of directors has established a course of conduct whereby it considers in each case whether the proposed transaction is on terms as favorable or more to the Company than would be available from a non-related party. Our board also looks at whether the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Each of the related party transactions was presented to our board of directors for consideration and each of these transactions was unanimously approved by our board of directors after reviewing the criteria set forth in the preceding two sentences. Each of our purchases from Davis was individually negotiated, and none of the transactions was contingent upon or otherwise related to any other transaction.

INDEPENDENT AUDIT FEES AND RELATED MATTERS

We expect that a representative of Hein & Associates LLP will be present at the annual meeting and available to respond to appropriate questions from our stockholders. The representative will have an opportunity to make a statement to the stockholders if the representative desires to do so.

Webb & Company was our independent registered public accounting firm in 2008 and until September 21, 2009.  Jewett Schwartz Wolfe & Associates was our independent registered public accounting firm from September 21, 2009 until January 19, 2010.  Hein & Associates LLP became our independent registered public accounting firm on January 19, 2010.  There were no disagreements on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused either Webb & Company or Jewett Schwartz to make reference thereto in their respective opinions.

The following table sets forth fees billed by our principal accounting firm of Hein & Associates LLP for the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009
Audit Fees	$169,265	$42,863
Audit Related Fees	-	-
Tax Fees	10,350	-
All Other Fees	26,550	-
	$206,165	$42,863

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and beneficial owners of more than 10% of our outstanding common stock to file reports with the SEC disclosing their ownership of common stock and changes in such ownership. The rules of the SEC require insiders to provide Recovery with copies of all Section 16(a) reports that the insiders file with the SEC. Recovery believes that, with respect to the 2010 fiscal year, its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except that Edward Mike Davis filed four late forms covering four transactions and Capital Asset Lending, Inc., Westmoore Lending Opportunities, Inc., Westmoore Management, LLC, Westmoore Lending, LLC and Matthew Jennings did not file any required forms..  In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

Next Annual Meeting of Stockholders

Notice of any stockholder proposal that is intended to be included in Recovery’s proxy statement and form of proxy for our 2012 annual meeting of stockholders must be received by Recovery's corporate secretary no later than 120 days prior to the date we mail our 2012 proxy statement.  Such notice must be in writing and must comply with the other provisions of Rule 14a-8 under the Securities Exchange Act of 1934. Any notices regarding stockholder proposals must be received by Recovery at its principal executive offices at 1515 Wynkoop St., Suite 200, Denver, CO 80202, Attention: Corporate Secretary. In addition, if a stockholder intends to present a proposal at the 2011 annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal was not received by September 22, 2011, then the proxy or proxies designated by our board of directors for the 2011 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

OTHER BUSINESS

We know of no other matter to be acted upon at the meeting. However, if any other matters are properly brought before the meeting, the person named in the accompanying proxy card as proxy for the holders of Recovery’s common stock will vote thereon in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K/A

Recovery's annual report on Form 10-K/A for the fiscal year ended December 31, 2010 (without exhibits) is enclosed. Additional copies may be obtained without charge upon request made to Recovery Energy, Inc., 1515 Wynkoop Street, Suite 200, Denver, Colorado 80202, Attention: Corporate Secretary. Copies may also be obtained on our website at www.recoveryenergyco.com under “Investor Relations” and “SEC Filings.”

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
 RECOVERY ENERGY, INC.
 TO BE HELD OCTOBER 10, 2011

The undersigned hereby appoints Roger A. Parker and A. Bradley Gabbard, or either of them, as the lawful agent and proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Recovery Energy, Inc. held of record by the undersigned, that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held  at 10:00 a.m. on  Monday, October 10, 2011, at our offices located at 1515 Wynkoop Street, Suite 200, Denver, CO, or any adjournment or postponement thereof.

1.  Election of directors.

_____________ FOR the election as a director of the four nominees listed below (except as marked to the contrary below).
NOMINEES: Roger A. Parker, W. Phillip Marcum, Timothy N. Poster and Conway J. Schatz

_____________ WITHHOLD AUTHORITY to vote for the following nominees:
INSTRUCTION: To withhold authority to vote for individual nominees, write their names in the space provided below.

2.  To authorize the board of directors to implement a reverse stock split to help qualify for stock exchange listing.

_____________ FOR
_____________ AGAINST
_____________ WITHHOLD AUTHORITY

3.  To approve the amendment and restatement of the articles of incorporation to authorize the board of directors to expressly determine the terms and conditions of Recovery’s 10,000,000 shares of preferred stock.

_____________ FOR
_____________ AGAINST
_____________ WITHHOLD AUTHORITY

4.  To approve the amendment and restatement of the articles of incorporation to add an article imitating the liability of the board of directors.

_____________ FOR
_____________ AGAINST
_____________ WITHHOLD AUTHORITY

5.  To approve the amendment and restatement of the articles of incorporation to permit indemnification of directors, officers and certain other persons.

_____________ FOR
_____________ AGAINST
_____________ WITHHOLD AUTHORITY

6.  In his discretion, the proxy is authorized to vote upon any matters which may properly come before the annual meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. Where no choice is specified by the stockholder, the proxy will be voted for the election of directors and in favor of the other proposals set forth on this proxy.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy may do by virtue hereof.

Please indicate whether you will attend the annual meeting of stockholders on October 10, 2011.

I ❑ plan ❑ do not plan to attend the annual meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE		Date:

SIGNATURE		Date:

Signature if held jointly

NOTE: Please sign exactly as name appears on the envelope in which this proxy card and the accompanying proxy statement were sent to you. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity. Corporations must provide full name of corporation and title of authorized officer signing.